PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
to Prospectus dated February 14, 2011	Registration No. 333-172009

7,500,000 Common Shares

MIDWAY GOLD CORP.

We are offering 7,500,000 of our common shares (which we refer to as the “Offered Shares”) at a price of $1.60 per Offered Share (the “Offering Price”) under this prospectus supplement and the accompanying base prospectus.  The offering is made pursuant to an underwriting agreement (which we refer to as the “Underwriting Agreement”) dated May 24, 2011, between us and Haywood Securities Inc. (which we refer to as the “Underwriter”) as more fully described under the section entitled “Underwriting” in this prospectus supplement.

Our common shares are listed and posted for trading on the TSX Venture Exchange (which we refer to as the “TSX.V”) and the NYSE Amex Equities Exchange (which we refer to as the “Amex”) in each case under the symbol “MDW”.  We have applied to the TSX.V and Amex for the listing of the Offered Shares. Listing will be subject to us fulfilling all the listing requirements of the TSX.V and Amex, respectively. On May 20, 2011, the closing sale price of the Common Shares on the TSX.V and Amex was Cdn$1.65 and $1.7199 per share, respectively. The offering price of the Offered Shares was determined by negotiation between us and the Underwriter.

Investing in the Offered Shares involves significant risks.  You should carefully read the “Risk Factors” section beginning on page S-8 of this prospectus supplement and the “Risk Factors and Uncertainties” section beginning on page 6 in the accompanying base shelf prospectus dated February 14, 2011, and in the documents incorporated by reference therein and herein.

	Price to Public	Underwriter's Fee (1)	Net Proceeds to the Company (2)
Per Offered Share	$1.60	$0.08	$1.52
Total	$12,000,000	$600,000	$11,400,000
(1)	The Company has agreed to pay to the Underwriter a fee of $600,000, representing 5.0% of the aggregate gross proceeds of the offering, or $0.08 per Offered Share sold. See “Underwriting”.

(2)	After deducting the Underwriter's fee, but before deducting the expenses of the offering, which are estimated at $265,000.

The Offered Shares are being offered in Canada by the Underwriter and in the United States by members of the selling group that are U.S. registered broker-dealers, including the Underwriter’s affiliate, Haywood Securities (USA) Inc.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.  One or more certificates representing the Offered Shares will be issued in registered form to Clearing and Depository Services Inc. (“CDS”) or nominees thereof and deposited with CDS on the date of the closing of the offering, which is expected to occur on or about June 6, 2011, but in any event not later than July 5, 2011, or such other date as may be agreed upon by us and the Underwriter, acting reasonably. A purchaser of Offered Shares will receive only a customer confirmation from the registered dealer through which the Offered Shares are purchased.

Haywood Securities (USA) Inc.

The date of this prospectus supplement is May 24, 2011

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

IMPORTANT NOTICE ABOUT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT	S-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-2

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES	S-3

FINANCIAL INFORMATION AND CURRENCY	S-4

PROSPECTUS SUPPLEMENT SUMMARY	S-5

RISK FACTORS	S-8

USE OF PROCEEDS	S-10

UNDERWRITING	S-11

DESCRIPTION OF THE SECURITIES DISTRIBUTED	S-13

DIVIDEND POLICY	S-13

CONSOLIDATED CAPITALIZATION	S-13

PRIOR SALES	S-14

PRICE RANGE AND TRADING VOLUMES	S-15

DOCUMENTS INCORPORATED BY REFERENCE	S-16

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	S-17

INTEREST OF EXPERTS	S-24

LEGAL MATTERS	S-24

WHERE TO FIND ADDITIONAL INFORMATION	S-24

BASE PROSPECTUS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS AND UNCERTAINTIES	6

DOCUMENTS INCORPORATED BY REFERENCE	15

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	16

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES	17

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	18

USE OF PROCEEDS	18

DESCRIPTION OF COMMON SHARES	18

DESCRIPTION OF WARRANTS	18

DESCRIPTION OF UNITS	20

PLAN OF DISTRIBUTION	21

INTERESTS OF NAMED EXPERTS AND COUNSEL	22

TRANSFER AGENT AND REGISTRAR	22

LEGAL MATTERS	23

EXPERTS	23

WHERE YOU CAN FIND MORE INFORMATION	23

S-i

IMPORTANT NOTICE ABOUT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Offered Shares being offered and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.  The second part is the accompanying base prospectus, which gives more general information, some of which may not be applicable to this offering.  This prospectus supplement is deemed to be incorporated by reference into the accompanying base prospectus solely for purposes of this offering.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus and any free writing prospectus relating to this offering. We have not and the Underwriter has not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the Underwriter is not, making an offer to sell the Offered Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus, and any free writing prospectus is accurate as of any date other than the date of the document in which such information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.  Information in this prospectus supplement updates and modifies the information in the accompanying base prospectus and information incorporated by reference herein and therein. To the extent that any statement made in this prospectus supplement or any free writing prospectus (unless otherwise specifically indicated therein) differs from those in the accompanying base prospectus, the statements made in the accompanying base prospectus and the information incorporated by reference herein and therein are deemed modified or superseded by the statements made by this prospectus supplement or any free writing prospectus.

This Prospectus Supplement relates to a registration statement on Form S-3 that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may, from time to time, offer, sell and issue any of the securities or any combination of the securities described in the accompanying base prospectus in one or more offerings. You should read this prospectus supplement, the accompanying base prospectus and any free writing prospectus filed by us together with the information described under the sections entitled, “Where to Find Additional Information” and “Documents Incorporate by Reference” in this prospectus supplement and under the sections entitled, “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying base prospectus, and any additional information you may need to make your investment decision. We have also filed a prospectus supplement and a short form base shelf prospectus with the securities regulatory authorities in the provinces of British Columbia, Alberta and Ontario, Canada, (which Canadian-filed prospectus supplement and short form base shelf prospectus we refer to as the “Canadian Prospectus”). The securities qualified under the Canadian Prospectus may be offered and sold in each of the provinces of British Columbia, Alberta and Ontario, Canada, subject to any applicable securities laws.

Prospective investors should be aware that the acquisition of the Offered Shares described herein may have tax consequences in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Investors should read the tax discussion in this prospectus supplement under the caption “Certain United States Federal Income Tax Considerations” and should consult their own tax advisor with respect to their own particular circumstances.

We are incorporated under the laws of the Province of British Columbia, Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon us, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the laws of the United States. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter.

Unless stated otherwise or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to the “Company,” “Midway,” “we” or “us” includes Midway Gold Corp. and each of its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of applicable Canadian and United States securities legislation.  Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  These statements include, but are not limited to, comments regarding:

•	the establishment and estimates of mineral reserves and resources;
•	the grade of mineral reserves and resources;
•	anticipated expenditures and costs in our operations;
•	planned exploration activities and the anticipated outcome of such exploration activities;
•	plans and anticipated timing for obtaining permits and licenses for our properties;
•	anticipated closure costs;
•	expected future financing and its anticipated outcome;
•	anticipated liquidity to meet expected operating costs and capital requirements;
•	estimates of environmental liabilities;
•	our ability to obtain financing to fund our estimated expenditure and capital requirements;
•	factors expected to impact our results of operations; and
•	the expected impact of the adoption of new accounting standards.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks related to our history of losses and our requirement for additional financing to fund exploration and, if warranted, development of our properties;
•	risks related to our lack of historical production from our mineral properties;
•	uncertainty and risks related to cost increases for our exploration and, if warranted, development projects;
•	uncertainty and risks related to the effect of a shortage of equipment and supplies on our ability to operate our business;
•	uncertainty and risks related to mining being inherently dangerous and subject to events and conditions beyond our control;
•	uncertainty and risks related to our mineral resource estimates being based on assumptions and interpretations;
•	risks related to changes in mineral resource estimates affecting the economic viability of our projects;
•	risks related to differences in U.S. and Canadian practices for reporting reserves and resources;
•	uncertainty and risks related to our exploration activities on our properties not being commercially successful;
•	uncertainty and risks related to encountering archaeological issues and claims in relation to our properties;
•	risks related to our Midway property being in close proximity to a municipal water supply;
•	uncertainty and risks related to fluctuations in gold, silver and other metal prices;
•	risks related to our lack of insurance for certain high-risk activities;
•	uncertainty and risks related to our ability to acquire necessary permits and licenses to place our properties into production;
•	risks related to government regulations that could affect our operations and costs;
•	risks related to environmental regulations;
•	uncertainty and risks related to proposed legislation that may significantly affect the mining industry;
•	uncertainty and risks related to pending legislation governing issues involving climate change;

•	uncertainty and risks related to evolving corporate governance standards and public disclosure regulations;
•	risks related to land reclamation requirements on our properties;
•	risks related to increased competition for capital funding in the mining industry;
•	risks related to competition in the mining industry;
•	risks related to our possible entry into joint venture and option agreements on our properties;
•	risks related to our directors and officers having conflicts of interest;
•	risks related to our ability to attract qualified management to meet our expected needs in the future;
•	uncertainty and risks related to currency fluctuations;
•	uncertainty and risks related to title to our properties being subject to claims;
•	risks related to our status as a passive foreign investment company;
•	risks related to our securities; and
•	risks related to this offering.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section entitled “Risk Factors” in this prospectus supplement, the section entitled “Risk Factors and Uncertainties” in the accompanying base prospectus and the section entitled “Risk Factors” in our annual report on Form 10-K as filed with the SEC on March 17, 2011. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES

The mineral estimates in Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein and therein have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 under the United States Securities Act of 1993, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in the Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein and therein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

FINANCIAL INFORMATION AND CURRENCY

Our financial information contained in the documents incorporated by reference in this prospectus supplement and in the accompanying base prospectus is presented in accordance with generally accepted accounting principles (which we refer to as “GAAP”) in the United States. There are no material differences between Canadian and U.S. GAAP which affect our financial statements.  Our financial information contained in the documents incorporated by reference is presented in Canadian dollars, unless otherwise indicated.

References in this prospectus supplement to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.  On May 20, 2011, the closing exchange rate for a Canadian dollar in terms of the United States dollar as quoted by the Bank of Canada, was Cdn $1.00 = $1.0277.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary provides an overview of certain information about us and may not contain all the information that is important to you.  This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference. You should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents that we incorporate herein and therein by reference before making a decision about whether to invest in the Offered Shares.

The Company

We are an exploration stage company engaged in the acquisition, exploration, and, if warranted, development of gold and silver mineral properties in North America. Our mineral properties are located in Nevada and Washington.  The Midway, Spring Valley, Pan, Gold Rock and Golden Eagle gold properties are exploratory stage projects and have identified gold mineralization and the Burnt Canyon and Thunder Mountain projects are earlier stage gold and silver exploration projects. We are working towards transitioning from an exploration stage company to a gold production company with plans to advance the Pan gold property located in White Pine County, Nevada through to production by as early as 2013, dependent upon the anticipated production of a final feasibility study on the Pan gold property later in 2011.

Our registered office in Canada is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8. Our corporate office in the United States is located at Point at Inverness, Suite 280, 8310 South Valley Highway, Englewood, Colorado 80112, telephone (720) 979-0900.

Recent Developments

Spring Valley Property, Pershing County, Nevada

On May 2, 2011, we announced that an updated mineral resource estimate for our wholly-owned Spring Valley project in Pershing County, Nevada showed that the total gold identified at the Spring Valley had grown significantly from the previous inferred resource estimate in 2009.  For further details of the updated mineral resource estimate, please see our press release dated May 2, 2011 which is available under our profile at www.sedar.com and was furnished to the SEC in a current report on Form 8-K, dated May 10, 2011, available at www.sec.gov.  For further information on the Spring Valley project, please see the report entitled “NI 43-101 Technical Report on the Spring Valley Project” dated effective May 24, 2011, prepared by Gustavson Associates, LLC and Resource Development Inc., which is available under the Company's profile at www.sedar.com and was furnished to the SEC in a current report on Form 8-K, dated May 24, 2011, available at www.sec.gov.

Midway Property, Nye County, Nevada

On April 1, 2010, we announced an initial inferred mineral resource estimate of a limited number of vein-like structures primarily in the discovery zone of 114,000 tons at a grade of 0.3017 opt containing 34,394 ounces of gold using a cut off grade of 0.100 opt. This estimate was prepared using an Indicator Kriging method to analyze zones of potential high grade mineralization that may or may not correspond to modeled veins but which may represent veins that have not yet been modeled. This indicator model was calibrated by comparison with the modeled vein cross sections, and appears to have identified higher grade areas with continuous gold mineralization that could possibly be mined by underground methods. For further information on this project, please see the report entitled “NI 43-101 Technical Report on the Midway Project, Nye County, Nevada” dated effective April 1, 2011, which is available under the Company’s profile at www.sedar.com and was furnished to the SEC in a current report on Form 8-K, dated May 20, 2011, available at www.sec.gov.

Pan Gold Project, White Pine County, Nevada

On April 4, 2011, we announced the results of a prefeasibility study (which we refer to as the “Prefeasibility Study”) for the Pan gold project, which builds upon a July 2010 preliminary economic assessment. The Prefeasibility Study includes a new mineral resource estimate demonstrating growth in the measured and indicated categories of 51,839,000 tons at a grade of 0.016 opt containing 848,700 ounces of gold using a cut off grade of 0.008 opt, which is the base case cut off grade. The proven and probable reserve is 41,553,000 tons at a grade of 0.017 opt containing 716,500 ounces. The study assumes the Pan gold deposit will be developed as an open pit mine and heap leach operation. The forecast lifespan is in excess of 9 years with heap leach stacking of 17,000 tons per day, averaging 77,000 ounces of gold per year produced over 8.5 years of operation. Initial project capital costs, as evaluated in the study, are estimated at $79.25 million including a 15% contingency. The Prefeasibility Study was prepared under the supervision of William J. Crowl, Donald E. Hulse, Terre A. Lane, and Donald Baker of Gustavson Associates, LLC, and Deepak Malhotra of Resource Development Inc., each of whom is independent of us and is a “qualified person” under Canadian National Instrument 43-101 (which we refer to as “NI 43-101”). For further information on this project, please see the Prefeasibility Study entitled “NI 43-101 Preliminary Feasibility Study of the Pan Gold Project, White Pine County, Nevada”, dated April 4, 2011, which is available under the Company's profile at www.sedar.com and was furnished to the SEC in a current report on Form 8-K, dated May 20, 2011, available at www.sec.gov.

Gold Rock Property, White Pine County, Nevada

On March 28, 2011, we announced the results of an initial evaluation of the Gold Rock project, which confirms that historic drilling information suggests there could be significant unmined gold mineralization along strike of Easy Junior, and this mineralization appears to represent a bulk tonnage epithermal gold target. Additional work will be required to confirm these initial impressions. Completion of a recommended work plan and verification of all assay certificates against the drill hole assay database should provide data to support an estimation of a NI 43-101 compliant mineral resource. For further information on this project, please see the report entitled “NI 43-101 Technical Report on the Gold Rock Project, White Pine County, Nevada” dated effective March 28, 2011, which is available under the Company’s profile at www.sedar.com and was furnished to the SEC in a current report on Form 8-K, dated May 20, 2011, available at www.sec.gov.

Filing of Technical Reports

Further to our press release dated February 18, 2011, we filed new and independently prepared NI 43-101 compliant reports updating the technical and scientific disclosure on each of our Gold Rock, Midway, and Pan mineral properties, dated effective March 28, 2011, April 1, 2011 and April 4, 2011, respectively.

Appointment of Executive Officer

On March 18, 2011, we appointed Fritz K. Schaudies to the position of Chief Financial Officer of the Company, replacing Doris A. Meyer in that role. Mr. Schaudies has over 35 years of progressive financial leadership experience in the mining and real estate development industries and is a registered Certified Public Accountant in the State of Colorado.

Filing of Canadian Short Form Base Shelf Prospectus

On April 21, 2011 we filed a short form base shelf prospectus with certain regulatory authorities in Canada which permits us to offer and sell common shares, warrants and units for gross proceeds of $60,000,000. The aggregate gross proceeds from the securities that may be sold in the United States, together with the securities that we may sell in the provinces of British Columbia, Alberta and Ontario pursuant to this Prospectus, are not expected to exceed $60,000,000.

Further Information

Prospective purchasers of Offered Shares should read the description of our business under the section entitled “Summary – The Company” in the accompanying base prospectus and under the sections entitled “Item 1. Description of Business” and “Item 2. Description of Properties” in our annual report on Form 10-K, incorporated herein by reference, see “Documents Incorporated by Reference” below.

The Offering

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a holder of Units. For a more complete description of our common shares, see the section entitled “Description of the Securities Distributed” in this Prospectus Supplement.

Offering:	7,500,000 common shares

Amount:	$12,000,000

Price to the Public:	$1.60 per common share

Common Shares Outstanding(1):	Prior to the offering: 102,576,584 common shares

After the offering: 110,076,584 common shares

Underwriter’s Compensation:	We have agreed to pay to the Underwriter a commission of 5% of the aggregate gross proceeds, or $0.08 per common share (the “Underwriter’s Fee”).

The Underwriter may appoint selling agents in the United States, including Haywood Securities (USA) Inc., which may be paid selling commissions not to exceed 5% of the gross proceeds of the offering in the United States.  The commission paid to US selling agents will be paid by the Underwriter from its commissions.

Use of Proceeds:
The net proceeds of the offering will be used to advance our projects, to fund our general and administrative costs (including property maintenance fees) and for general working capital purposes.  See the section entitled “Use of Proceeds.”

Risk Factors:
Investing in the Offered Shares involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and on page 6 of the accompanying base prospectus and, to the extent applicable, the “Risk Factors” sections of our annual reports on Form 10-K and our quarterly reports on Form 10-Q as filed with the SEC and Canadian securities authorities.

Tax Considerations:
Purchasing the Offered Shares may have tax consequences in the United States and Canada. This prospectus supplement and the accompanying Prospectus may not describe these consequences fully. Investors should read the tax discussion in this prospectus supplement and consult with their tax advisor. See the sections entitled “Certain United States Federal Income Tax Considerations” in this prospectus supplement.

Listing Symbol:	Our common shares are listed for trading on the TSX-V and Amex, in each case under the symbol “MDW.”
Notes:

(1)	These figures do not include:

•	7,170,000 common shares reserved for issuance pursuant to outstanding stock options, at prices ranging from Cdn$0.56 to Cdn$3.36; or

•	4,209,418 common shares issuable upon the exercise of our outstanding warrants at Cdn$0.80 on or before the expiry date of June 16, 2012.

To the extent any options or warrants are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional common shares or securities exercisable for or convertible into common shares, there will be future dilution to new investors.

RISK FACTORS

Investing in the Offered Shares involves a high degree of risk. Prospective investors should carefully consider the following risks, as well as the other information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein before investing in the Offered Shares. If any of the following risks actually occurs, our business could be harmed. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those of which we are currently unaware or those that are deemed immaterial, may also adversely affect our business, financial condition, cash flows, prospects and the price of our common shares.

The following is a short description of the risks and uncertainties which are more fully described under the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2010 as filed with the SEC on March 17, 2011 and incorporated by reference in this prospectus supplement (see the section entitled “Documents Incorporated by Reference” in this prospectus supplement) and under the section entitled “Risk Factors and Uncertainties” in the accompanying base prospectus:

•	We have a history of losses and will require additional financing to fund exploration and, if warranted, development;

•	We have no history of producing metals from our mineral properties;

•	Increased costs could affect our financial condition;

•	A shortage of equipment and supplies could adversely affect our ability to operate our business;

•	Mining and resource exploration is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans;

•	The figures for our resources are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated;

•	Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property's return on capital;

•	There are differences in U.S. and Canadian practices for reporting reserves and resources;

•	Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration;

•
We may encounter archaeological issues and claims relating to our Midway and Pan properties, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted;

•
Our Midway property is in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted;

•	Changes in the market price of gold, silver and other metals, which in the past has fluctuated widely, will affect the profitability of our operations and financial condition;

•	We do not maintain insurance with respect to certain high-risk activities, which exposes us to significant risk of loss;

•	We may not be able to obtain all required permits and licenses to place any of our properties into production;

•	We are subject to significant governmental regulations, which affect our operations and costs of conducting our business;

•	Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations;

•	Legislation has been proposed that would significantly affect the mining industry;

•	Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business;

•
Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on our stock price;

•	Land reclamation requirements for our properties may be burdensome and expensive;

•	Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future;

•	We compete with larger, better capitalized competitors in the mining industry;

•	Joint ventures and other partnerships may expose us to risks;

•	Our directors and officers may have conflicts of interest as a result of their relationships with other companies;

•
We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition;

•	Our results of operations could be affected by currency fluctuations;

•	Title to our properties may be subject to other claims, which could affect our property rights and claims;

•	We do not currently intend to pay cash dividends;

•	The market for our common shares has been volatile in the past, and may be subject to fluctuations in the future;

•	If we raise additional funding through equity financings, then our current shareholders will suffer dilution.

Additional Risks Related to this Offering

We believe that we may be a “passive foreign investment company” for the current taxable year which would likely result in materially adverse United States federal income tax consequences for United States investors.

We generally will be designated as a “passive foreign investment company” under the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (a “PFIC”) if, for a tax year, (a) 75% or more of our gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) or (b) if at least 50% or more of the value of our assets produce, or are held for the production of, passive income, based on the quarterly average of the far market value of such assets.  United States shareholders should be aware that we believes we were classified as a PFIC during its tax year ended December 31, 2010, and based on current business plans and financial expectations, believe that we may be a PFIC for the current and future taxable years.  If we are a PFIC for any taxable year during which a United States person holds its Offered Shares, it would likely result in materially adverse United States federal income tax consequences for such United States person which are described under “Certain United States Federal Income Tax Considerations.” The potential consequences include, but are not limited to, recharacterization of gain from the sale of the Company’s Offered Shares as ordinary income and the imposition of an interest charge on such gain and on certain distributions received on the Company’s Offered Shares.  Certain elections may be available under U.S. tax rules to mitigate some of the adverse consequences of holding shares in a PFIC.  One of these elections is the “qualified electing fund election,” defined and discussed below under “Certain United States Federal Income Tax Considerations.”  The Company will make available to U.S. Holders, upon their written request, timely and accurate information as to its status as a PFIC and the status as a PFIC of any subsidiary in which the Company owns more than 50% of such subsidiary’s total aggregate voting power.  Additionally, for each year in which the Company is a PFIC, upon written request of a U.S. Holder, the Company will provide to a U.S. Holder all information and documentation that a U.S. Holder making a QEF Election with respect to the Company and such more than 50% owned Subsidiary PFICs (as that term is defined under “Certain United States Federal Income Tax Considerations”) is required to obtain for U.S. federal income tax purposes.  The Company may elect to provide such information on its website (www.midwaygold.com).  This paragraph is qualified in its entirety by the discussion below under the heading “Certain United States Federal Income Tax Considerations.”  The PFIC rules are extremely complex and a U.S. investor purchasing and/or holding the Company’s Offered Shares is encouraged to consult a tax advisor regarding the PFIC rules and the United States federal income tax consequences of the acquisition, ownership, and disposition of the Company’s Offered Shares.

Loss of Entire Investment.

An investment in the Offered Shares is speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Offered Shares.

Price Volatility.

Securities markets have a high level of price volatility, and the stock prices of many companies have experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Factors unrelated to the financial performance or prospects of the Company include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries.  As a result of any of these factors, the Corporation’s stock price at any given point in time may not accurately reflect the long term value of the Company.

Use of Proceeds.

We currently intend to allocate the net proceeds received from this offering as described under “Use of Proceeds”.  However, management will have discretion in the actual application of the net proceeds, and may elect to allocate net proceeds differently from that described under “Use of Proceeds” if management believes it would be in our best interests to do so.  Our shareholders may not agree with the manner in which management chooses to allocate and spend the net proceeds.  The failure by management to apply these funds effectively could have a material adverse effect on our business.

Dilution.

We may require additional funds in respect of the further exploration and development of our properties.  If we raise funds by issuing additional equity securities, especially at prices lower than the price of the Offered Shares offered under this prospectus supplement, such financing will dilute the equity interests of its current shareholders, including purchasers who acquire Offered Shares pursuant to this prospectus supplement.

USE OF PROCEEDS

The net proceeds to us from this offering, after payment of the Underwriter's fee but before deducting the expenses of the offering (estimated to be $265,000), will be $11,400,000.

The net proceeds to us from the sale of the Offered Shares will be used to advance our projects, to fund our general and administrative costs (including property maintenance fees) and for general working capital purposes.

The majority of the expenditures (approximately $9,000,000) are expected to be focused on advancing our Pan project, including a feasibility study, additional development drilling, and continuing permitting efforts, including an environmental impact study, continued metallurgical optimization work, waste rock characterization, development of water rights, electrical power supply, select detailed engineering and access road construction.  Capital expenditures and placement of deposits on long-lead items in support of these activities are estimated to be $1,400,000.

The remainder of the net proceeds of this offering (estimated to be approximately $735,000) will be used for general working capital purposes.

Although we intend to use the net proceeds from this offering for the purposes set forth above, we reserve the right to use such net proceeds for other purposes to the extent that circumstances, including unforeseen events, the outcome of further studies and results obtained from our mineral exploration and other sound business reasons, make such use necessary or prudent.

UNDERWRITING

Pursuant to an underwriting agreement dated May 24, 2011 (the “Underwriting Agreement”), we have agreed to sell and the Underwriter has agreed to purchase on June 6, 2011, or such other date as may be agreed upon by us and the Underwriter, acting reasonably, but in any event, not later than July 5, 2011, subject to the terms and conditions stated in the Underwriting Agreement, all but not less than 7,500,000 Offered Shares at a price of $1.60 per Offered Share, payable in cash to us against delivery of such Offered Shares.  The obligations of the Underwriter under the Underwriting Agreement may be terminated upon the occurrence of certain stated events.  The Underwriter is, however, obligated to take up and pay for all of the Offered Shares if any Offered Shares are purchased under the Underwriting Agreement.

The offering is being made concurrently in the United States and in the provinces of British Columbia, Alberta and Ontario pursuant to this prospectus supplement, the accompanying base prospectus and the Canadian Prospectus.  The Offered Shares will be offered in Canada through the Underwriter and in the United States by members of the selling group that are U.S. registered broker-dealers, including the Underwriter’s affiliate, Haywood Securities (USA) Inc. No securities will be offered or sold in any jurisdiction except by or through brokers or dealers duly registered under the applicable securities laws of that jurisdiction, or in circumstances where an exemption from such registered dealer requirements is available.

The Underwriter is offering the Offered Shares, subject to prior sale, if, as and when issued to and accepted by the Underwriter, subject to approval of certain legal matters, including the conditions contained in the Underwriting Agreement, such as receipt by the Underwriter of officers' certificates and legal opinions.  The Underwriting Agreement provides that the Underwriter’s obligation to purchase Offered Shares depends on the satisfaction of the conditions contained in the Underwriting Agreement including:

•	the representations and warranties made by us to the Underwriter are true;

•	there is no material change in our business; and

•	we deliver customary closing documents to the Underwriter.

Additionally, the obligations of the Underwriter under the Underwriting Agreement may be terminated at the Underwriter’s discretion upon the occurrence of certain stated events.

The Offering Price of the Offered Shares for all investors in this offering will be payable in United States dollars, unless the Underwriter otherwise agrees.  All of the proceeds of this offering will be paid to us by the Underwriter in United States dollars based on the United States dollar Offering Price.

Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.  One or more certificates representing the Offered Shares will be issued in registered form to CDS or a nominee thereof and deposited with CDS on the date of the closing of the offering.  A purchaser of Offered Shares will receive only a customer confirmation from the registered dealer through which the Offered Shares are purchased.

The Offering Price per Offered Share was determined based on arm’s length negotiations with the Underwriter.

We expect to deliver the Offered Shares on or about June 6, 2011, which would be the 10th business day after the date of pricing of this offering, as agreed to by us and the Underwriter.  Pursuant to Rule 15c6-1 under the United States Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Offered Shares prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement.  Investors who wish to trade Offered Shares prior to the delivery date should consult their own advisors

Underwriter's Fee and Expenses

We have agreed to pay a cash commission to the Underwriter in the amount equal to 5.0% ($0.08 per Offered Share sold) of the gross proceeds of the sale of the Offered Shares in consideration for services rendered.  The aggregate commission payable to the Underwriter upon closing of the offering will be $600,000.

	Per Offered Share	Total
Public Offering Price	$1.60	$12,000,000
Underwriting commissions	$0.08	$600,000
Proceeds, before expenses, to us	$1.52	$11,400,000

The Underwriter proposes to offer the Offered Shares initially at the price specified on the cover of this prospectus supplement.  After the Underwriter has made a reasonable effort to sell all of the Offered Shares at the price specified on the cover page, the price may be decreased and may be further changed from time to time to an amount not greater than that set out on the cover page, and the compensation realized by the Underwriter will be decreased by the amount that the aggregate price paid by purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriter to us.

We have also agreed to reimburse the Underwriter for the reasonable fees and expenses incurred by it in connection with this offering subject to certain limitations.

Offering Expenses

The estimated offering expenses payable by us, in addition to the fee of $600,000 due to the Underwriter and the fees of the Underwriter's legal counsel up to a maximum of $40,000, are approximately $225,000, which includes legal and filing fees, printing costs, various other fees associated with qualifying the securities for sale in British Columbia, Alberta and Ontario, registering the securities in the United States, and listing the Offered Shares on the TSX.V and Amex.  After deducting certain fees due to the Underwriter and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $11,135,000.

Indemnity and Contribution

We have agreed to indemnify the Underwriter, and certain related parties, against certain liabilities directly or indirectly, relating to, caused by, resulting from, arising out of or based upon, directly or indirectly, the Underwriter's activities in connection with this offering; provided however that we shall not be required to indemnify any such person for any losses, claims, damages, liabilities, costs and expenses which have resulted from gross negligence, wilful misconduct or bad faith of such persons.

Further Issue of Securities

We have also agreed with the Underwriter that we will not issue, announce any issue or agree to issue any of our securities, other than issuances (i) under existing director or employee stock option, bonus or purchase plans, as detailed in our most recent information circular, (ii) under director or employee stock options or bonuses granted subsequently in accordance with regulatory approval, or (iii) as a result of the exercise of currently outstanding share purchase warrants or options or previously scheduled property payments, during the period beginning on May 20, 2011 and ending 90 days after the closing date of this offering without the written agreement of the Underwriter, such agreement not to be unreasonably withheld.

Price Stabilization and Short Positions

Pursuant to policy statements of certain Canadian securities regulators, the Underwriter may not, throughout the period of distribution, bid for or purchase our common shares.  The foregoing restriction is subject to certain exceptions for bids or purchases made through the facilities of the TSX.V, in accordance with the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada, including, (a) market stabilization or market balancing activities on the TSX.V where the bid for or purchase of securities is for the purpose of maintaining a fair and orderly market in the securities, subject to price limitations applicable to such bids or purchases, (b) a bid or purchase on behalf of a client, other than certain prescribed clients, provided that the client’s order was not solicited by the Underwriter, or if the client’s order was solicited, the solicitation occurred before the commencement of a prescribed restricted period, and (c) a bid or purchase to cover a short position entered into prior to the commencement of a prescribed restricted period.

Until the distribution of the Offered Shares is completed, SEC rules may limit the Underwriter from bidding for and purchasing our common shares.  However, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of our common shares, such as bids or purchases to peg, fix or maintain that price in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended.

If the Underwriter creates a short position in our common shares in connection with this offering, the Underwriter may reduce that short position by purchasing common shares in the open market.  Purchases of common shares to stabilize the price may cause the price of the common shares to be higher than it might be in the absence of such purchases.

Neither we nor the Underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares.  In addition, neither we nor the Underwriter make any representation that the Underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Stock Exchange Listing

Our outstanding common shares are listed on the TSX.V and Amex.  We have applied to list the Offered Shares on the TSX.V and Amex.  Listing will be subject to us fulfilling all of the listing requirements of the TSX.V and Amex.

DESCRIPTION OF THE SECURITIES DISTRIBUTED

This offering consists of 7,500,000 of our common shares.

We are authorized to issue an unlimited number of common shares, without par value, of which 102,576,584 are issued and outstanding as at the date of this prospectus supplement.  There are options outstanding to purchase up to 7,170,000 common shares at prices ranging from Cdn$0.56 to Cdn$3.36.  There are warrants outstanding to purchase up to 4,209,418 common shares at an exercise price of Cdn$0.80 with an expiry date of June 16, 2012. Holders of common shares are entitled to one vote per common share at all meetings of shareholders, to receive dividends as and when declared by our board of directors and to receive a pro rata share of our assets available for distribution to the shareholders in the event of our liquidation, dissolution or winding-up.  There are no pre-emptive, conversion or redemption rights attached to the common shares.

DIVIDEND POLICY

We have never declared or paid any dividends on our common shares.  Our current intention is to retain our earnings, if any, to finance the growth and development of our business and we do not expect to pay dividends or to make any other distributions in the near future.  Our board of directors will review this policy from time to time having regard to our financing requirements, financial condition and other factors considered to be relevant.

CONSOLIDATED CAPITALIZATION

Other than as set out herein under “Prior Sales”, there have been no material changes in our share capitalization since March 31, 2011.

As a result of the issuance of the Offered Shares which may be distributed under this prospectus supplement, our share capital will increase by $11,135,000 after deducting the Underwriter's fee and the estimated expenses of the offering.

PRIOR SALES

In the 12 months prior to the date of this prospectus supplement, we have issued the following securities:

Date of Grant/ Issuance	Price per Security		Number of Securities Issued
Common Shares:
16-06-2010	Cdn$	0.60	11,078,666
13-09-2010	Cdn$	0.80	12,500
22-11-2010		$0.60	6,660,000
18-01-2011	Cdn$	0.80	10,000
13-01-2011	Cdn$	0.80	100,000
18-01-2011	Cdn$	0.80	10,000
3-02-2011	Cdn$	0.80	210,500
7-02-2011	Cdn$	0.80	500,000
8-02-2011		$0.90	40,000
9-02-2011	Cdn$	0.80	52,500
10-02-2011	Cdn$	0.80	274,500
16-02-2011	Cdn$	0.80	25,000
17-02-2011	Cdn$	0.80	50,000
21-02-2011	Cdn$	0.80	200,000
22-02-2011		$0.90	85,000
25-02-2011		$0.90	780,500
28-02-2011	Cdn$	0.80	46,500
2-03-2011		$0.90	50,000
4-03-2011		$0.90	15,000
7-03-2011	Cdn$	0.80	210,250
8-03-2011	Cdn$	0.80	100,000
9-03-2011		$0.90	1,500,000
9-03-2011	Cdn$	0.80	100,000
11-03-2011		$0.90	249,500
17-03-2011	Cdn$	0.80	86,500
18-03-2011	Cdn$	0.80	7,500
21-03-2011	Cdn$	0.80	400,000
28-03-2011	Cdn$	0.80	100,000
31-03-2011	Cdn$	0.80	22,500
4-04-2011	Cdn$	0.80	175,000
5-04-2011	Cdn$	0.80	60,000
7-04-2011	Cdn$	0.80	10,000
7-04-2011	Cdn$	0.80	165,000
11-04-2011	Cdn$	0.80	5,000
15-04-2011	Cdn$	0.80	62,500
26-04-2011	Cdn$	0.80	5,000
03-05-2011	Cdn$	0.80	10,875
04-05-2011	Cdn$	0.80	147,500
05-05-2011	Cdn$	0.80	25,000
06-05-2011	Cdn$	0.80	200,000
11-05-2011	Cdn$	0.80	50,000

Date of Grant/ Issuance	Price per Security		Number of Securities Issued
13-05-2011	Cdn$	0.80	5,000
19-05-2011	Cdn$	0.80	463
Options to purchase Common Shares:
17-06-2010	Cdn$	0.58	1,705,000
22-10-2010	Cdn$	0.61	350,000
13-01-2011	Cdn$	0.95	815,000
16-05-2011	Cdn$	1.47	150,000
Warrants to purchase Common Shares:
16-06-2010	Cdn$	0.80	5,539,333
16-06-2010	Cdn$	0.80	658,840
12-11-2010		$0.90	3,330,000

PRICE RANGE AND TRADING VOLUMES

Our common shares are listed and posted for trading on the TSX.V and Amex under the symbol “MDW”.  The following tables set forth the reported high, low and closing sale prices and the daily average volume of trading of our common shares during the 12 months preceding the date of this prospectus supplement.

	TSX Venture Exchange (prices in Canadian dollars)				NYSE Amex (prices in U.S. dollars)
2010	High	Low	Close	Volume	High	Low	Close	Volume
May	0.80	0.58	0.62	1,181,005	0.82	0.60	0.64	6,615,120
June	0.69	0.49	0.49	2,091,268	0.6502	0.44	0.46	6,299,062
July	0.50	0.38	0.41	2,296,844	0.50	0.38	0.42	4,638,197
August	0.55	0.41	0.53	284,344	0.55	0.3925	0.519	3,766,264
September	0.64	0.50	0.60	1,668,699	0.64	0.519	0.5922	5,730,531
October	0.66	0.58	0.62	1,006,360	0.67	0.563	0.61	5,746,317
November	0.84	0.52	0.81	2,488,847	0.82	0.55	0.80	9,486,938
December	0.95	0.72	0.82	923,784	0.9493	0.74	0.8397	10,219,730
2011	High	Low	Close	Volume	High	Low	Close	Volume
January	1.35	0.80	1.23	2,929,810	1.36	0.80	1.26	23,202,572
February	1.91	1.12	1.91	6,401,361	1.95	1.03	1.94	29,211,698
March	2.28	1.51	1.75	4,419,807	2.39	1.53	1.80	37,460,888
April	2.19	1.66	2.00	1,809,017	2.28	1.71	2.09	23,806,620
May 1-20	2.25	1.38	1.65	674,504	2.37	1.41	1.7199	15,044,501

The closing price of the Common Shares on the TSX.V and Amex on May 20, 2011 was Cdn$1.65 and $1.7199, respectively.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  Any information we reference in this manner is considered part of this prospectus supplement.  Information we file with the SEC after the date of this prospectus supplement will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus supplement.  Copies of the documents incorporated by reference in this prospectus supplement may be obtained on written or oral request without charge from our Corporate Secretary at 8310 South Valley Highway, Suite 280, Englewood, Colorado 80112, U.S.A., telephone (720) 979-0900.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of this prospectus supplement until the termination of the offering under this prospectus supplement.

(a)
our annual report on Form 10-K, for the year ended December 31, 2010, which report contains our audited consolidated financial statements and the notes thereto as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, together with the auditors’ report thereon, and the related management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2010, as filed with the SEC on March 17, 2011;

(b)
our proxy statement on Schedule 14A, dated March 31, 2011, in connection with our May 5, 2011 annual general and special meeting of shareholders, including the information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on April 12, 2011;

(c)
our quarterly report on Form 10-Q, for the quarter ended March 31, 2011, which report contains our unaudited consolidated financial statements as at March 31, 2011 and for each of the three-month periods ended March 31, 2011 and 2010 and the cumulative period from inception (May 14, 1996) to March 31, 2011, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three months ended March 31, 2011, as filed with the SEC on May 13, 2011;

(d)	our current reports on Form 8-K filed with the SEC on February 8, 2011, March 22, 2011, and May 10, 2011;

(e)
our current reports on Form 8-K furnished to the SEC on May 20, 2011 and May 24, 2011, including specifically, the consents of experts filed as exhibits 99.4 through 99.16 to the current report filed on May 20, 2011 and exhibits 99.2 through 99.8 to the current report filed on May 24, 2011; and

(f)	the description of our common stock contained in our registration statement on Form 8-A filed on December 21, 2007, including any amendment or report filed for purposes of updating such description.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Offered Shares acquired pursuant to this document.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Offered Shares.  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Shares.  Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

NOTICE PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230: NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A U.S. HOLDER, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE (AS DEFINED BELOW). THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DOCUMENT. EACH U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER’S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Offered Shares acquired pursuant to this offering that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Offered Shares that is not a U.S. Holder.  This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of Offered Shares.  Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of Offered Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following:  (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own Offered Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired Offered Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Offered Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) U.S. Holders that own or have owned  (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company.  This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are:  (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Offered Shares in connection with carrying on a business in Canada; (d) persons whose Offered Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.  U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

If an entity or arrangement that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds Offered Shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners (or owners).  Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Offered Shares.

Passive Foreign Investment Company Rules

If the Company were to constitute a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. Holder’s holding period, then certain different and potentially adverse rules will affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Offered Shares.  In addition, in any year in which the Company is classified as a PFIC, such holder would be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require.

PFIC Status of the Company

The Company generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company is passive income (the “income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”).  “Gross income” generally includes all sales revenues less the cost of goods sold, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business and certain other requirements are satisfied.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.  In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

In addition, under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of the stock of any subsidiary of the Company that is also a PFIC (a ‘‘Subsidiary PFIC’’), and will be subject to U.S. federal income tax on their proportionate share of (a) a distribution on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC.

The Company believes that it was classified as a PFIC during the tax year ended December 31, 2010, and based on current business plans and financial expectations, the Company expects that it will be a PFIC for the current tax year and may be a PFIC in future tax years.  The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document.  Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or a Subsidiary PFIC) concerning its PFIC status.  Each U.S. Holder should consult its own tax advisor regarding the PFIC status of the Company and any Subsidiary PFIC.

Default PFIC Rules Under Section 1291 of the Code

If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Offered Shares will depend on whether such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”).  A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Offered Shares and (b) any excess distribution received on the Offered Shares.  A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Offered Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Offered Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on Offered Shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective Offered Shares.  The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income.  The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year.  A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Offered Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years.  A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Offered Shares were sold on the last day of the last tax year for which the Company was a PFIC.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which its holding period of its Offered Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Offered Shares.  A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder.  Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain.  A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company.  However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election.  If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge.  If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Offered Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.  In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Offered Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely.  A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Offered Shares in which the Company was a PFIC.  A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.  If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for the Offered Shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder also makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Offered Shares were sold for their fair market value on the day the QEF Election is effective.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election.  If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC.  Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

The Company will make available to U.S. Holders, upon their written request, timely and accurate information as to its status as a PFIC and the status as a PFIC of any subsidiary in which the Company owns more than 50% of such subsidiary’s total aggregate voting power.  Additionally, for each year in which the Company is a PFIC, upon written request of a U.S. Holder, the Company will provide to a U.S. Holder all information and documentation that a U.S. Holder making a QEF Election with respect to the Company and such more than 50% owned Subsidiary PFICs is required to obtain for U.S. federal income tax purposes.  The Company may elect to provide such information on its website (www.midwaygold.com).  With respect to any Subsidiary PFIC in which the Company owns 50% or less of the aggregate voting power, upon the written request of a U.S. Holder acquiring Offered Shares, the Company will request that such Subsidiary PFIC provide such U.S. Holder with the information that such U.S. Holder requires to report under the QEF rules; provided, however, the Company can provide no assurances that such Subsidiary PFIC will provide such information.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Offered Shares are marketable stock.  The Offered Shares generally will be “marketable stock” if the Offered Shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks.  If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Offered Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Offered Shares.  However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Offered Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Offered Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Offered Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in such Offered Shares.  A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the Offered Shares, over (b) the fair market value of such Offered Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Offered Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election.  In addition, upon a sale or other taxable disposition of Offered Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Offered Shares cease to be “marketable stock” or the IRS consents to revocation of such election.  Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Offered Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable.  Hence, the Mark-to-Market Election will not be effective to eliminate the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Offered Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations).  However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Offered Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election.  For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses Offered Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Offered Shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.  Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit.  The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares.

Ownership and Disposition of Offered Shares

The following discussion is subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on Offered Shares

Subject to the PFIC rules discussed above, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to an Offered Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes.  A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC.  To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Offered Shares and thereafter as gain from the sale or exchange of such Offered Shares.  (See “ Sale or Other Taxable Disposition of Offered Shares” below).  However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Offered Shares will constitute ordinary dividend income.  Dividends received on Offered Shares generally will not be eligible for the “dividends received deduction”.  In addition, the Company does not anticipate that its distributions will constitute qualified dividend income eligible for the preferential tax rates applicable to long-term capital gains.  The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Offered Shares

Subject to the PFIC rules discussed above, upon the sale or other taxable disposition of Offered Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder's tax basis in such Offered Shares sold or otherwise disposed of.  Subject to the PFIC rules discussed above, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Offered Shares have been held for more than one year.

Preferential tax rates apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust.  There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation.  Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Offered Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time).  A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.  Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Offered Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid.  Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax.  This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income.  In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.”  Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code.  However, the amount of a distribution with respect to the Offered Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder.  In addition, this limitation is calculated separately with respect to specific categories of income.  The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation.  For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of $50,000.  The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity.  U.S. Holders may be subject to these reporting requirements unless their Offered Shares are held in an account at a domestic financial institution.  Penalties for failure to file certain of these information returns are substantial.  U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, filing obligations relating to a Mark-to-Market or QEF Election.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Offered Shares will generally be subject to information reporting and backup withholding tax, at the rate of 28% (and increasing to 31% for payments made after December 31, 2012), if a U.S. Holder (a) fails to furnish such U.S.  Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax.  However, certain exempt persons generally are excluded from these information reporting and backup withholding rules.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.  Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

INTEREST OF EXPERTS

As at the date hereof, the partners and associates of Stikeman Elliott LLP, as a group, own, directly or indirectly, less than 1% of our common shares. As at the date hereof, the partners and associates of Blake, Cassels & Graydon LLP, as a group, own, directly or indirectly, less than 1% of our common shares. Our auditors, KPMG LLP, Chartered Accountants, have advised that they are independent within the meaning of the rules of the Public Company Accounting Oversight Board. None of the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned persons received or has received a direct or indirect interest in a property of the Company or any associate or affiliate of the Company.

None of Snowden Mining Industry Consultants Inc., Eric Chapman, Differential Engineering Inc., Thom Seal, Gustavson Associates, LLC, William J. Crowl, Donald E. Hulse, Terre A. Lane, Donald J. Baker, Eric LeLacheur, Don Harris, Resource Development Inc. and Deepak Malhotra, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions in this prospectus supplement or the accompanying base prospectus relating to our mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company.  As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding common shares.

LEGAL MATTERS

The validity of the Offered Shares offered hereby will be passed upon for us by Stikeman Elliott LLP. Certain legal matters relating to the offering of the Offered Shares will be passed upon on behalf of the Company by Stikeman Elliott LLP, Vancouver, British Columbia, with respect to Canadian legal matters, and by Dorsey & Whitney LLP, Denver, Colorado, with respect to U.S. legal matters, and for the Underwriter by Blake, Cassels & Graydon LLP, with respect to Canadian legal matters.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

MIDWAY GOLD CORP.
$60,000,000 Common Shares Warrants Units

Midway Gold Corp. may offer and sell, from time to time, up to $60,000,000 aggregate initial offering price of the Company’s common shares, without par value (which we refer to as “Common Shares”), warrants to purchase Common Shares (which we refer to as “Warrants”), or any combination thereof (which we refer to as “Units”) in one or more transactions under this prospectus (which we refer to as the “Prospectus”). The Company may also offer under this Prospectus any Common Shares issuable upon the exercise of Warrants.  Collectively, the Common Shares, Warrants, Common Shares issuable upon exercise of the Warrants, and Units are referred to as the “Securities”.

This Prospectus provides you with a general description of the Securities that we may offer.  Each time we offer Securities, we will provide you with a prospectus supplement (which we refer to as the “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with any additional information which is incorporated by reference into this Prospectus and the Prospectus Supplement.  This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

The Common Shares are traded on the NYSE Amex and on the TSX Venture Exchange under the symbol “MDW”. On February 14, 2011, the last reported sale price of the Common Shares on the NYSE Amex was $1.50 per Common Share and on the TSX Venture Exchange was Cdn$1.46 per Common Share. There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus.  This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation.  See “Risk Factors and Uncertainties”.

Investing in the Securities involves risks.  See “Risk Factors and Uncertainties” on page 6.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus.   Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS February 14, 2011.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS AND UNCERTAINTIES	6

DOCUMENTS INCORPORATED BY REFERENCE	15

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	16

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES	17

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	18

USE OF PROCEEDS	18

DESCRIPTION OF COMMON SHARES	18

DESCRIPTION OF WARRANTS	18

DESCRIPTION OF UNITS	20

PLAN OF DISTRIBUTION	21

INTERESTS OF NAMED EXPERTS AND COUNSEL	22

TRANSFER AGENT AND REGISTRAR	22

LEGAL MATTERS	23

EXPERTS	23

WHERE YOU CAN FIND MORE INFORMATION	23

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process.  Under this shelf registration process, we may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $60,000,000. This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; and (iii) in the case of Units, the designation, number and terms of the Common Shares or Warrants comprising the Units.  A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market.  Such transactions, if commenced, may be interrupted or discontinued at any time.  See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences both in Canada and the United States.  This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully.  You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law.  This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities.  Our business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Midway” and the “Company” refer to Midway Gold Corp., either alone or together with its subsidiaries as the context requires.

SUMMARY

The Company

Midway Gold Corp. was incorporated under the Company Act (British Columbia) on May 14, 1996, under the name Neary Resources Corporation. On October 8, 1999, Midway changed its name to Red Emerald Resource Corp. On July 10, 2002, it changed its name to Midway Gold Corp.  Midway became a reporting issuer in the Province of British Columbia upon the issuance of a receipt for a prospectus on May 16, 1997.  Our common shares were listed on the Vancouver Stock Exchange (a predecessor of the TSX Venture Exchange) on May 29, 1997. On July 1, 2001, Midway became a reporting issuer in the Province of Alberta pursuant to Alberta BOR#51-501.  Our common shares are currently listed on the NYSE Amex and Tier 1 of the TSX.V under the symbol “MDW.”

We are an exploration stage company engaged in the acquisition, exploration, and, if warranted, development of gold and silver mineral properties in North America. Our mineral properties are located in Nevada and Washington. The Midway, Spring Valley, Pan and Golden Eagle gold properties are exploratory stage projects and have identified gold mineralization and the Gold Rock and Burnt Canyon projects are earlier stage gold and silver exploration projects. Midway is currently transitioning itself from an exploration company to a gold production company with plans to advance the Pan gold deposit located in White Pine County, Nevada through to production by as early as 2013.  The corporate organization chart for Midway as of the date of this Prospectus is as follows:

Our registered office in Canada is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, B.C. V6C 2X8, and our corporate office phone number is 604-536-2711. Our principal executive office in the United States is located at Point at Inverness, Suite 280, 8310 South Valley Englewood, Colorado 80112. Our agent for service of process is Dorsey & Whitney LLP, 1400 Wewatta Street, Suite 400, Denver, Colorado, 80202, and our registered agent’s phone number is 303-629-3400. We maintain a website at www.midwaygold.com.  Information contained on our website is not part of this Prospectus.

Business of the Company

We are focused on exploring and developing high-grade, quality precious metal resources in stable mining areas. Our principal properties are the Spring Valley, Midway and Pan gold and silver mineral properties located in Nevada and the Golden Eagle gold mineral property located in the Washington. Midway holds certain other mineral exploration properties located in Nevada.

Spring Valley Property, Pershing County, Nevada

The Spring Valley project is located 20 miles northeast of Lovelock, Nevada. Spring Valley is a diatreme/porphyry hosted gold system covered by gravel. Gold has been intercepted continuously from a depth of 50 to 1400 feet, suggesting a large mineral system.

The Spring Valley project is under an exploration and option to joint venture agreement with Barrick Gold Corporation (“Barrick”).  Barrick is funding 100% of the costs to earn an interest in this project.  On March 2, 2009, we announced an updated Inferred Resource estimate as at December 31, 2008 of 87,750,000 tons at a grade of 0.021 opt containing 1,835,000 ounces of gold using a cut off grade of 0.006 ounces per ton (which we refer to as “opt”) gold using a Cdn$715 Lerchs-Grossman shell. Cautionary Note to U.S. Investors: Please read carefully the section titled “Cautionary Note to U.S. Investors Regarding Reserve and Resource Estimates” below.

Midway Property, Nye County, Nevada

The Midway property is located in Nye County, Nevada, approximately 24 kilometers northeast of the town of Tonopah, 335 kilometers northwest of Las Vegas and 380 kilometers southeast of Reno. It is a high-grade epithermal quartz-gold vein system, on the Round Mountain – Goldfield gold trend. The claims maintained that were formally called the Thunder Mountain project are now consolidated within the Midway project.

Pan Gold Project, White Pine County, Nevada

The 100% owned Pan gold property is located at the northern end of the Pancake mountain range in western White Pine County, Nevada, approximately 22 miles southeast of Eureka, Nevada, and 50 miles west of Ely, Nevada.

The Pan project is a sediment-hosted gold deposit located along the prolific Battle Mountain/Eureka gold trend. Gold occurs in shallow oxide deposits, along a two-mile strike length of a faulted anticline.

On July 20, 2010, we announced the results of a preliminary economic assessment (which we refer to as the "PEA") for the Pan gold project.  The PEA included an independent audit of an updated mineral resource estimate prepared by the Company.  The Measured plus Indicated mineral resource, which was announced by us on July 20, 2010 in metric units of measure and is reported in the PEA in imperial units of measure (which is the standard unit of measure in the United States), stands at 38,782,467 metric tonnes (42,750,352 short tons) containing 682,248 ounces of gold at a grade of 0.55 g/t (0.016 opt), at a 0.14 g/t cut-off grade (0.004 opt cut-off grade).  The PEA assumes the Pan gold deposit will be developed as an open pit mine and heap leach operation.  The forecast mine life was 9 years with a total of 327,000 ounces of gold recovered and produced for sale.  Initial project capital costs, as evaluated in the PEA, are estimated at $45,000,000 plus working capital of $5,000,000 and a 20% contingency totaling $9,000,000.  The PEA was prepared under the supervision of William J. Crowl, Donald Hulse, and Terre Lane of Gustavson Associates, LLC, each of whom is independent of us and is a "qualified person" under NI 43-101. For further information on this project, please see the PEA entitled "NI 43-101 Preliminary Economic Assessment of the Pan Gold Project, White Pine County, Nevada", dated July 20, 2010, which the Company furnished to the SEC on July 27, 2010.  Cautionary Note to U.S. Investors: Please read carefully the section titled “Cautionary Note to U.S. Investors Regarding Reserve and Resource Estimates” below.

Golden Eagle Project – Ferry County, Washington

In 2008, we purchased a 100% interest in the Golden Eagle property located in Ferry County, Washington from Kinross Gold Corporation (which we refer to as “Kinross”) and Hecla Mining Company.

The Golden Eagle property hosts a large hot springs gold deposit that is partially covered by glacial gravels.  In 1996 a previous operator delineated a potentially open pitable deposit on private ground. Beneath this deposit are several high-grade vein exploration targets. These targets are adjacent to the Republic Knob Hill Mine, which produced high-grade gold, from underground veins, for over 20 years. We will also review options to process sulfide mineralization, hosted in the historic resource in view of newer technologies and the economics afforded by a higher gold price. The ability to explore the deeper targets combined with the possible strategic access to Kinross’ nearby mill is a bonus that could add value to any new oxide ounces discovered on the property.

On June 25, 2009, we announced an Indicated Resource estimate as at May 1, 2009 of 31,400,000 tons at a grade of 0.055 opt containing 1,744,000 ounces of gold.  There is an additional Inferred Resource estimate of 5,100,000 tons at a grade of 0.038 opt containing 192,000 ounces of gold. Both resource estimates made at May 1, 2009 used a cut off grade of 0.02 opt gold and a Cdn$750 Lerchs-Grossman shell. Cautionary Note to U.S. Investors: Please read carefully the section titled “Cautionary Note to U.S. Investors Regarding Mineral Reserve and Resource Estimates” below.

Gold Rock and Burnt Canyon Projects

In the center of the Gold Rock property, lies the Easy Junior Mine, which when it was an operating mine reportedly produced approximately 2,900,000 tons at a grade of 0.026 opt gold (74,945 ounces gold contained, 52,560 ounces gold poured). The mine was shut down in 1994, due to lower gold prices. This is a sediment hosted gold system in highly prospective host rocks within a 14 square mile land position along the Battle Mountain-Eureka gold trend. A historic database of 794 holes containing 269,446 feet of drilling was acquired in 2008 outlining continuous gold in drill holes along 9,200 feet of length along the anticline that was mined in part by the Easy Junior mine. Surface work, geophysics and historic data have identified a number of exploration targets, on this prospective land package. In 2008, 11 RC drill holes (3,525 feet) were drilled on the Anchor target, south of the Easy Junior Mine. Five holes found strongly anomalous gold in the Pilot formation, a regionally favorable host rock. A review of the historic gold deposit is planned and additional target and data compilation for the property is in progress. The concept of advancing this project in tandem with the Pan Gold deposit is being investigated and if feasible will be combined as the Gold Pan project.

The 2008 surface exploration and geophysics program on the Burnt Canyon project identified targets in this volcanic hosted epithermal system. Disseminated gold identified in rock chip and soil sampling at five different areas have been selected as drill targets. The project lies between high grade veins in the Seven Troughs district and the Wildcat disseminated gold deposit to the north. We may seek a joint venture partner for this project.

The Securities Offered under this Prospectus

We may offer the Common Shares, Warrants, or Units with a total value of up to $60,000,000 million from time to time under this Prospectus, together with any applicable Prospectus Supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering.  This Prospectus provides you with a general description of the Securities we may offer.  Each time we offer Securities, we will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities, including, to the extent applicable:

•	aggregate offering price;
•
the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms;

•	voting or other rights, if any; and
•	important United States federal income tax considerations.

A Prospectus Supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this Prospectus or in documents we have incorporated by reference.  However, no Prospectus Supplement or free writing prospectus will offer a security that is not registered and described in this Prospectus at the time of the effectiveness of the registration statement of which this Prospectus is a part.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which the Company will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

We may offer Common Shares.  Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval.  Holders of our Common Shares are entitled to dividends when and if declared by the Board of Directors of the Company.  Our Common Shares are described in greater detail in this Prospectus under “Description of Common Shares.”

Warrants

We may offer Warrants for the purchase of Common Shares, in one or more series, from time to time.  We may issue Warrants independently or together with Common Shares and the Warrants may be attached to or separate from such securities.

The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between us and a warrant trustee for the holders of the Warrants.  In this prospectus, we have summarized certain general features of the Warrants under “Description of Warrants.”   We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Warrants being offered, as well as the complete warrant indentures, if applicable, and warrant certificates that contain the terms of the Warrants.  If applicable, specific warrant indentures will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 8-K that we file with the SEC.

Units

We may offer Units consisting of Common Shares or Warrants to purchase any of such securities in one or more series.  In this Prospectus, we have summarized certain general features of the Units under “Description of Units.”  We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Units being offered.  We may evidence each series of units by unit certificates that we may issue under a separate unit agreement with a unit agent.  If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the unit agreements that describe the terms of the series of Units we are offering before the issuance of the related series of Units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS AND UNCERTAINTIES

Investing in the Securities involves a high degree of risk.  Prospective investors in a particular offering of Securities should carefully consider the following risks, as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in the Securities.  If any of the following risks actually occurs, our business could be materially harmed.  The risks and uncertainties described below are not the only ones we  face.  Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, may also adversely affect our business.

Risks related to our Business

There is substantial doubt about our ability to continue as a going concern.

Our auditor’s report on our 2009 consolidated financial statements includes an additional explanatory paragraph that states that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. The Company’s consolidated financial statements for the year ended December 31, 2009 have been prepared on the basis that the Company is a going concern, which contemplates the realization of its assets and the settlement of its liabilities in the normal course of operations. The ability of the Company to continue as a going concern is uncertain and dependent upon obtaining the financing necessary to meet its financial commitments and to complete the development of its properties and/or realizing proceeds from the sale of one or more of the properties. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at December 31, 2009, the Company had cash and cash equivalents of Cdn$1,740,322, working capital of Cdn$1,472,127 and has accumulated losses of Cdn$56,267,603 since inception.

Management anticipates that the minimum cash requirements to fund its proposed exploration program and continued operations will exceed the amount of cash on hand at December 31, 2009.  Accordingly, the Company does not have sufficient funds to meet planned expenditures over the next twelve months, and will need to seek additional debt or equity financing to meet its planned expenditures. The Company intends to conduct equity offerings in 2011 pursuant to this Prospectus, if and when the registration statement of which this Prospectus relates is brought effective.  There is no assurance that the Company will be able to raise sufficient cash to fund its future exploration programs and operational expenditures. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We have a history of losses and will require additional financing to fund exploration and, if warranted, development.

In the fiscal year ended December 31, 2009, we had losses of Cdn$2,642,176 and we have had accumulated losses of Cdn$56,267,603 since inception. We have not commenced commercial production on any of our mineral properties. We have no revenues from operations and anticipate we will have no operating revenues until we place one or more of our properties into production. All of our properties are in the exploration stage, and we have no known mineral reserves on our properties. We currently do not have sufficient funds to fully complete exploration and development work on any of our properties, which means that we will be required to raise additional capital, enter into joint venture relationships or find alternative means to finance placing one or more of our properties into commercial production, if warranted. If the Company fails to raise additional funds it will curtail its activities and may risk being unable to maintain its interests in its mineral properties.

Failure to obtain sufficient financing may result in the delay or indefinite postponement of exploration, and, development or production on one or more of our properties and any properties we may acquire in the future or even a loss of property interests. This includes our leases over claims covering the principal deposits on our properties, which may expire unless we expend minimum levels of expenditures over the terms of such leases. We cannot be certain that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable or acceptable to us. Future financings may cause dilution to our shareholders.

We have no history of producing metals from our mineral properties.

We have no history of producing metals from any of our properties. Our properties are all exploration stage  properties in various stages of exploration. Our Midway, Spring Valley, Pan and Golden Eagle properties are exploratory stage exploration projects with identified gold mineralization, and our Burnt Canyon and Gold Rock projects are each early stage exploration projects. Advancing properties from exploration into the development stage requires significant capital and time, and successful commercial production from a property, if any, will be subject to completing feasibility studies, permitting and construction of the mine, processing plants, roads, and other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

▪	completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient gold reserves to support a commercial mining operation;
▪	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;
▪	the availability and costs of drill equipment, exploration personnel, skilled labor and mining and processing equipment, if required;
▪	the availability and cost of appropriate smelting and/or refining arrangements, if required;
▪	compliance with environmental and other governmental approval and permit requirements;
▪	the availability of funds to finance exploration, development and construction activities, as warranted;
▪	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities; and
▪	potential increases in exploration, construction and operating costs due to changes in the cost of fuel, power, materials and supplies.

The costs, timing and complexities of exploration, development and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if warranted, development, construction and mine start-up. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our properties.

Increased costs could affect our financial condition.

We anticipate that costs at our projects that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

Mining and resource exploration is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.

Mining and mineral exploration involves various types of risks and hazards, including:

▪	environmental hazards;
▪	power outages;
▪	metallurgical and other processing problems;
▪	unusual or unexpected geological formations;
▪	flooding, fire, explosions, cave-ins, landslides and rock-bursts;
▪	inability to obtain suitable or adequate machinery, equipment, or labor;
▪	metals losses; and
▪	periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. We may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to us or to other companies within the mining industry. We may suffer a material adverse effect on our business if we incur losses related to any significant events that are not covered by our insurance policies.

The figures for our resources are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, mineralization figures presented in this Prospectus and in our filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and our internal geologists. When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineral reserves and grades of mineralization on our properties. Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only.

Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:

▪	these estimates will be accurate;
▪	resource or other mineralization estimates will be accurate; or
▪	this mineralization can be mined or processed profitably.

Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

Because we have not completed feasibility studies on any of our properties and have not commenced actual production, mineralization estimates, including resource estimates, for our properties may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The resource estimates contained in this report have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold, silver or other commodities may render portions of our mineralization and resource estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability determinations we reach. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our share price and the value of our properties.

There are differences in U.S. and Canadian practices for reporting reserves and resources.

Our reserve and resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian practices. These practices are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated and inferred resources, which are generally not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves.

Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures.

Accordingly, information concerning descriptions of mineralization, reserves and resources contained in this report, or in the documents incorporated herein by reference, may not be comparable to information made public by other United States companies subject to the reporting and disclosure requirements of the SEC.

Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration.

Our long-term success depends on our ability to identify mineral deposits on our existing properties and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks and is frequently nonproductive. These risks include  unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor. The success of gold, silver and other commodity exploration is determined in part by the following factors:

▪	the identification of potential mineralization based on surficial analysis;
▪	availability of government-granted exploration permits;
▪	the quality of our management and our geological and technical expertise; and
▪	the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing.

We may encounter archaeological issues and claims relating to our Midway property, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted.

Our exploration and development activities may be delayed due to the designation of a portion of the Midway property as a site of archaeological significance. A cultural inventory of the Midway project has identified a prehistoric site associated with a dune field in the Ralston Valley, adjacent to the Midway property. An intensive cultural and geomorphologic inspection was conducted of the project area to determine archaeologically significant areas. Techniques and methods used during the inventory were sufficient to identify most cultural resources and features in the area. Should sufficient mineral resources be identified on the Midway property, a complete archaeological inventory and evaluation would be required, including the possibility of curating the site.

Our Midway property is in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted.

The Midway property lies within a basin from which the town of Tonopah obtains its municipal water supply. To date, Midway's exploration activities have not been restricted due to the proximity of the activities to this basin. As Midway's exploration and development activities expand, there is an increased risk that the activities may interfere with the water supply. As part of the mining development work on the Midway property, Midway completed a hydrologic review of the basin and will establish a strategy for preventing exploration and development activities from interfering with the water supply. Any damage to, or contamination of, the water supply caused by Midway's activities could result in Midway incurring significant liability. We cannot predict the magnitude of such liability or the impact of such liability on our business, prospects or financial condition. Midway has applied for water right permits in the Ralston Basin, which is currently under protest by the town of Tonopah. Midway is currently negotiating with the town about any future pumping of water in the basin. Midway is currently reviewing and negotiating dewatering options with the town of Tonopah that would be agreeable and beneficial for both parties. If Midway were not able to secure dewatering rights for the Midway project, the project may be restricted and could affect our ability to place the property into commercial production, if warranted.

Changes in the market price of gold, silver and other metals, which in the past has fluctuated widely, will affect the profitability of our operations and financial condition.

Our profitability and long-term viability depend, in large part, upon the market price of gold and other metals and minerals produced from our mineral properties. The market price of gold and other metals is volatile and is impacted by numerous factors beyond our control, including:

▪	expectations with respect to the rate of inflation;
▪	the relative strength of the U.S. dollar and certain other currencies;
▪	interest rates;
▪	global or regional political or economic conditions;
▪	supply and demand for jewelry and industrial products containing metals; and
▪	sales by central banks and other holders, speculators and producers of gold and other metals in response to any of the above factors.

We cannot predict the effect of these factors on metal prices. Gold prices quoted in US dollars have fluctuated during the last several years. The price of gold (London Fix) has ranged from $1,058 to $1,421 per ounce during calendar 2010, closing at $1,405.50 on December 30, 2010; $810 to $1,212 per ounce during calendar 2009, closing at $1,087 on December 30, 2009; and from $712 to $1,011 per ounce during calendar 2008 to close on December 31, 2008 at $870 per ounce. A decrease in the market price of gold and other metals could affect the commercial viability of our properties and our anticipated development of such properties in the future. Lower gold prices could also adversely affect our ability to finance exploration and development of our properties.

We do not maintain insurance with respect to certain high-risk activities, which exposes us to significant risk of loss.

Mining operations generally involve a high degree of risk. Hazards such as unusual or unexpected formations or other conditions are often encountered. Midway may become subject to liability for pollution, cave-ins or hazards against which it cannot insure or against which it cannot maintain insurance at commercially reasonable premiums. Any significant claim would have a material adverse effect on Midway's financial position and prospects. Midway is not currently covered by any form of environmental liability insurance, or political risk insurance, since insurance against such risks (including liability for pollution) is prohibitively expensive. Midway may have to suspend operations or take cost interim compliance measures if Midway is unable to fully fund the cost of remedying an environmental problem, if it occurs.

We may not be able to obtain all required permits and licenses to place any of our properties into production.

Our current and future operations, including development activities and commencement of production, if warranted, require permits from governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, permission to develop a decline beneath a state highway, mine safety and other matters. Companies engaged in property exploration and the development or operation of mines and related facilities generally experience increased costs, and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. We cannot predict if all permits which we may require for continued exploration, development or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business.

Our current and future operations are and will be governed by laws and regulations, including:

▪	laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;
▪	laws and regulations related to exports, taxes and fees;
▪	labor standards and regulations related to occupational health and mine safety;

▪	environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and
▪	other matters.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future changes in these laws or regulations could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

▪	control dispersion of potentially deleterious effluents; and
▪	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The mining industry is intensely competitive. Significant competition exists for the acquisition of properties producing or capable of producing, gold or other metals. We may be at a competitive disadvantage in acquiring additional mining properties because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than us. We may also encounter increasing competition from other mining companies in our efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs, mining equipment and production equipment. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

We compete with larger, better capitalized competitors in the mining industry.

The mining industry is competitive in all of its phases, including financing, technical resources, personnel and property acquisition. It requires significant capital, technical resources, personnel and operational experience to effectively compete in the mining industry. Because of the high costs associated with exploration, the expertise required to analyze a project’s potential and the capital required to develop a mine, larger companies with significant resources may have a competitive advantage over us. We face strong competition from other mining companies, some with greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire financing, personnel, technical resources or attractive mining properties on terms we consider acceptable or at all.

Midway may enter into joint venture and option agreements with other parties, which could decrease our ownership interest and control over such properties.

We may, in the future, be unable to meet our share of costs incurred under option or joint venture agreements to which we are a party and we may have our interest in the properties subject to such agreements reduced or terminated as a result. Furthermore, if other parties to such agreements do not meet their share of such costs, we may be unable to finance the cost required to complete recommended programs. In many joint ventures or option arrangements, we would give up control over decisions to commence work and the timing of such work, if any.

Our directors and officers may have conflicts of interest as a result of their relationships with other companies.

Certain or our officers and directors are also directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties. For example, Daniel Wolfus, our Chairman, Chief Executive Officer and Director, also serves as a director for Melkior Resources Inc. and EMC Metals Corp.; Doris Meyer, our Chief Financial Officer and Corporate Secretary, also serves as Chief Financial Officer and Corporate Secretary of Crescent Resources Corp., Kalimantan Gold Corporation Limited, Miranda Gold Corp., Regency Gold Corp., Sunridge Gold Corp. and Tournigan Energy Ltd. and in addition is also a director of Kalimantan Gold Corporation Limited, Regency Gold Corp. and Sunridge Gold Corp.; and George Hawes, our Director, also serves as a director for Proginet Corporation and American Vanadium Corp. (formerly Rocky Mountain Resources Corp.). Consequently, there is a possibility that our directors and/or officers may be in a position of conflict in the future.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

We are dependent on a relatively small number of key employees, including Daniel Wolfus, our chairman and Chief Executive Officer, and Kenneth Brunk, our President and Chief Operating Officer. The loss of Mr. Wolfus or Mr. Brunk could have an adverse effect on Midway. Midway does not have any key person insurance with respect to any of its key employees.

Our results of operations could be affected by currency fluctuations.

We arrange our equity funding and pay most of our administrative costs in Canadian dollars. However our properties are all located in the United States and most costs associated with these properties are paid in U.S. dollars.  There can be significant swings in the exchange rate between the U.S. and Canadian dollar. There are no plans at this time to hedge against any exchange fluctuations in currencies.

Title to our properties may be subject to other claims, which could affect our property rights and claims.

There are risks that title to our properties may be challenged or impugned. Most of our properties are located in Nevada and may be subject to prior unrecorded agreements or transfers or native land claims and title may be affected by undetected defects. There may be valid challenges to the title of our properties which, if successful, could impair development and/or operations. This is particularly the case in respect of those portions of the our properties in which we hold our interest solely through a lease with the claim holders, as such interest is substantially based on contract and has been subject to a number of assignments (as opposed to a direct interest in the property).

Several of the mineral rights to our properties consist of "unpatented" mining claims created and maintained in accordance with the U.S. General Mining Law. Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the U.S. General Mining Law, including the requirement of a proper physical discovery of valuable minerals within the boundaries of each claim and proper compliance with physical staking requirements. Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining or mill site claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of U.S. federal and state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims. Should the Federal government impose a royalty or additional tax burdens on the properties that lie within public lands, the resulting mining operations could be seriously impacted, depending upon the type and amount of the burden.

Midway may be a passive foreign investment company for United States federal income tax purposes.

Midway may be a passive foreign investment company, or "PFIC," for United States Federal income tax purposes. If so, Midway will continue to be so until it generates sufficient revenue from its mineral exploration and extraction activities. However, the actual determination of PFIC status is fundamentally factual in nature and cannot be made until the close of the applicable taxable year. If Midway is a PFIC, any gain recognized by a U.S. holder of common shares of Midway upon a sale or other disposition of common shares of Midway may be ordinary (rather than capital), and any resulting United States federal income tax may be increased by an interest charge. Rules similar to those applicable to dispositions generally will apply to certain excess distributions in respect of a common share of Midway. A United States person generally may take steps to avoid these unfavourable United States federal income tax consequences.

Risks Related to our Securities

We do not currently intend to pay cash dividends.

We have never declared or paid cash dividends on Midway’s common shares. We currently intend to retain future earnings to finance the operation, development and expansion of our business. We do not anticipate paying cash  dividends on Midway’s common shares in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of Midway’s board of directors and will depend on Midway’s financial condition, results of  operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Accordingly, investors will only see a return on their investment if the value of Midway’s securities appreciates.

The market for our common shares has been volatile in the past, and may be subject to fluctuations in the future.

The market price of Midway’s common shares has ranged from a high of $0.95 and a low of $0.38 during the twelve month period ended December 31, 2010, as quoted on the NYSE Amex. We cannot assure you that the market price of our common shares will not significantly fluctuate from its current level. The market price of our common shares may be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of the operating results of certain companies to meet market expectations that have particularly affected the market prices of equity securities of many exploration companies that have often been unrelated to the operating performance of such companies. These broad market fluctuations, or any industry-specific market fluctuations, may adversely affect the market price of our common shares. In the past, following periods of volatility in the market price of a company’s securities, class action securities litigation has been instituted against such a company. Such litigation, whether with or without merit, could  result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse affect on our business, operating results and financial condition.

If we raise additional funding through equity financings, then our current shareholders will suffer dilution.

We believe the only realistic source of future funds presently available to us is through the sale of equity capital. Any sale of equity capital will result in dilution to existing shareholders. The only other alternative for the financing of further exploration would be the offering by us of an interest in our properties to be earned by another party or parties carrying out further exploration thereof.

We are a foreign corporation and have officers and director’s resident outside the United States, which could make it difficult for you to effect service of process or enforce a judgment by a U.S. court.

We are incorporated under the laws of the Province of British Columbia, Canada and some of our directors and officers are residents in jurisdictions outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon us or upon certain of our directors or officers who are not residents of the United States, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the laws of the United States. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Company to “incorporate by reference” information it files with the SEC.  This means that the Company can disclose important information to you by referring you to those documents.  Any information the Company references in this manner is considered part of this Prospectus.  Information the Company files with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.  Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from the Secretary of the Company at 8310 South Valley Highway, Suite 280, Englewood, Colorado, 80112 (telephone: (720) 979-0900).

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.

(a)
the Annual Report on Form 10-K of the Company, for the year ended December 31, 2009, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, together with the auditors’ report thereon, as filed on March 30, 2010;

(b)
the Company’s Proxy Statement on Schedule 14A, dated March 11, 2010, in connection with the Company’s May 4, 2010 annual general and special meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed on March 31, 2010;

(c)
the Quarterly Report on Form 10-Q of the Company, which report contains the unaudited interim consolidated financial statements as at and for the nine months ended September 30, 2010 and 2009, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the nine months ended September 30, 2010, filed with the SEC on November 8, 2010;

(d)
the Quarterly Report on Form 10-Q of the Company, which report contains the unaudited interim consolidated financial statements as at and for the six months ended June 30, 2010 and 2009, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the six months ended June 30, 2010, filed with the SEC on August 11, 2010;

(e)
the Quarterly Report on Form 10-Q of the Company, which report contains the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2010 and 2009, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three months ended March 31, 2010, filed with the SEC on May 17, 2010;

(f)	the Current Reports on Form 8-K of the Company, filed on April 15, 2010, May 10, 2010, May 24, 2010, June 11, 2010, September 7, 2010, November 15, 2010, December 9, 2010 and February 8, 2011;

(g)
the description of the Company’s common stock contained in its registration statement on Form 8-A filed on December 21, 2007, including any amendment or report filed for purposes of updating such description; and

(h)
all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus but before the end of the offering of the securities made by this Prospectus.

We also hereby specifically incorporate by reference all filings filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement on Form S-3 to which this Prospectus relates and prior to effectiveness of such registration statement.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the exhibits attached hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

▪	our expected plans of operation to continue as a going concern;
▪	the establishment and estimates of mineral reserves and resources;
▪	the grade of mineral reserves and resources;
▪	anticipated expenditures and costs in our operations;
▪	planned exploration activities and the anticipated outcome of such exploration activities;
▪	plans and anticipated timing for obtaining permits and licenses for our properties;
▪	anticipated closure costs;
▪	expected future financing and its anticipated outcome;
▪	anticipated liquidity to meet expected operating costs and capital requirements;
▪	estimates of environmental liabilities;
▪	our ability to obtain financing to fund our estimated expenditure and capital requirements;
▪	factors expected to impact our results of operations; and
▪	the expected impact of the adoption of new accounting standards.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

▪	risks related to our ability to continue as a going concern;
▪	risks related to our history of losses and our requirement for additional financing to fund exploration and, if warranted, development of our properties;
▪	risks related to our lack of historical production from our mineral properties;
▪	uncertainty and risks related to cost increases for our exploration and, if warranted, development projects;
▪	uncertainty and risks related to the effect of a shortage of equipment and supplies on our ability to operate our business;
▪	uncertainty and risks related to mining being inherently dangerous and subject to events and conditions beyond our control;
▪	uncertainty and risks related to our mineral resource estimates being based on assumptions and interpretations;
▪	risks related to changes in mineral resource estimates affecting the economic viability of our projects;
▪	risks related to differences in US and Canadian practices for reporting reserves and resources;
▪	uncertainty and risks related to our exploration activities on our properties not being commercially successful;
▪	uncertainty and risks related to encountering archeological issues and claims in relation to our properties;
▪	uncertainty and risks related to fluctuations in gold, silver and other metal prices;
▪	risks related to our lack of insurance for certain high-risk activities;
▪	uncertainty and risks related to our ability to acquire necessary permits and licenses to place our properties into production;
▪	risks related to government regulations that could affect our operations and costs;
▪	risks related to environmental regulations;
▪	risks related to land reclamation requirements on our properties;
▪	risks related to increased competition for capital funding in the mining industry;
▪	risks related to competition in the mining industry;
▪	risks related to our possible entry into joint venture and option agreements on our properties;
▪	risks related to our directors and officers having conflicts of interest;
▪	risks related to our ability to attract qualified management to meet our expected needs in the future;

▪	uncertainty and risks related to currency fluctuations;
▪	risks related to our status as a passive foreign investment company;
▪	risks related to recent market events and general economic conditions; and
▪	risks related to our securities.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors” in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES

The mineral estimates in this Prospectus have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 under the United States Securities Act of 1993, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

Financial and Other Information

The financial information of the Company contained in the documents incorporated by reference in this Prospectus is presented in accordance with generally accepted accounting principles (which we refer to as “GAAP”) in the United States (which we refer to as “US GAAP”) which do not differ in any material respects from GAAP in Canada.  The financial information of the Company contained in the documents incorporated by reference are presented in Canadian Dollars (Cdn$).

Exchange Rate Information

The table below sets forth the average rate of exchange for the Canadian Dollar at the end of the five most recent calendar years ended December 31. The table also sets forth the high and low rate of exchange for the Canadian Dollar at the end of the six most recent months. For purposes of this table, the rate of exchange means the noon exchange rate as reported by the Bank of Canada on its web site at www.bankofcanada.ca. The table sets forth the number of Canadian Dollars required under that formula to buy one United States Dollar. The average rate means the average of the noon exchange rates on each day of each month during the period as reported by the Bank of Canada.

	2010	2009	2008	2007	2006
Average for Period	1.03	1.14	1.07	1.07	1.13

	January 2011	December 2010	November 2010	October 2010	September 2010	August 2010
High for Period	1.02	1.02	1.03	1.03	1.05	1.06
Low for Period	0.99	0.99	1.00	1.00	1.02	1.02

The noon rate of exchange on February 14, 2011 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was $1.00 = Cdn$0.9885.

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used by the Company for acquisitions, development of existing or acquired mineral properties, working capital requirements, to repay indebtedness outstanding from time to time or for other general corporate purposes.  More detailed information regarding the use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement.  The Company may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares, without par value, of which 97,526,996 are issued and outstanding as at the date of this Prospectus.  There are options outstanding to purchase up to 7,275,000 Common Shares at exercise prices ranging from Cdn$0.56 to Cdn$3.36.  There are Warrants outstanding to purchase 9,761,506 Common Shares. Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders, to receive dividends as and when declared by the board of directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company.  There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Warrants that we may offer under this Prospectus, which will consist of Warrants to purchase Common Shares and may be issued in one or more series.  Warrants may be offered independently or together with Common Shares, and may be attached to or separate from those Securities.  While the terms we have summarized below will apply generally to any Warrants that we may offer under this Prospectus, we will describe the particular terms of any series of Warrants that we may offer in more detail in the applicable Prospectus Supplement and any applicable free writing prospectus.  The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants may be issued under and governed by the terms of one or more warrant indentures (each of which we refer to as a “Warrant Indenture”) between us and a warrant trustee (which we refer to as the “Warrant Trustee”) that we will name in the relevant Prospectus Supplement, if applicable.  Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete.  The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Warrant Indenture, if any, and the Warrant certificate.  Prospective investors should refer to the Warrant Indenture, if any, and the Warrant certificate relating to the specific Warrants being offered for the complete terms of the Warrants.  If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, any Warrant Indenture describing the terms and conditions of Warrants we are offering before the issuance of such Warrants.

The applicable Prospectus Supplement relating to any Warrants offered by us will describe the particular terms of those Warrants and include specific terms relating to the offering.  This description will include, where applicable:

▪	the designation and aggregate number of Warrants;
▪	the price at which the Warrants will be offered;
▪	the currency or currencies in which the Warrants will be offered;
▪	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;
▪
the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

▪	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;
▪	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;
▪	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;
▪	whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;
▪	whether the Warrants will be listed on any exchange;
▪	material United States and Canadian federal income tax consequences of owning the Warrants; and
▪	any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Securities that we specify in the applicable Prospectus Supplement at the exercise price that we describe therein.  Unless we otherwise specify in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that we set forth in the applicable Prospectus Supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee, if any, or to us, as applicable, in immediately available funds, as provided in the applicable Prospectus Supplement.  We will set forth on the Warrant certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee, if any, or to us, as applicable.

Upon receipt of the required payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee, if any, to us at our principal office, as applicable, or any other office indicated in the applicable Prospectus Supplement, we will issue and deliver the securities purchasable upon such exercise.  If fewer than all of the Warrants represented by the Warrant certificate are exercised, then we will issue a new Warrant certificate for the remaining amount of Warrants.  If we so indicate in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture, if any, and the Warrant certificate will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares to which the holder of a Common Share would have been entitled immediately after such event.  Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants.

Global Securities

We may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement.  The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture, if any, and the Warrant certificate will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders.  The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture, if any, and the Warrant certificate.

We may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that we may offer under this Prospectus.  While the terms we have summarized below will apply generally to any Units that we may offer under this Prospectus, we will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement.  The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement (“Unit Agreement”), if any, between us and a unit agent (“Unit Agent”) that describes the terms and conditions of the series of Units we are offering, and any supplemental agreements, before the issuance of the related series of Units.  The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement, if any, and any supplemental agreements applicable to a particular series of Units.  We urge you to read the applicable Prospectus Supplements related to the particular series of Units that we sell under this Prospectus, as well as the complete Unit Agreement, if any, and any supplemental agreements that contain the terms of the Units.

General

We may issue Units comprising one or more of Common Shares and Warrants in any combination.  Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit.  Thus, the holder of a Unit will have the rights and obligations of a holder of each included security.  The Unit Agreement under which a Unit may be issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

▪	the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;
▪	provisions of the governing Unit Agreement; and
▪	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares” and “Description of Warrants” will apply to each Unit and to any Common Share or Warrant included in each Unit, respectively.

Issuance in Series

We may issue Units in such amounts and in numerous distinct series as we determine.

PLAN OF DISTRIBUTION

General

We may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices.  We may only offer and sell the Securities pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective.  The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers.  Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased.  We may offer the Securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  The Company may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities.  Any such fee or commission will be paid out of our general corporate funds.  We may use underwriters with whom we have a material relationship.  We will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, we will sell such Securities to the dealers as principals.  The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.  We will set forth the names of the dealers and the terms of the transaction in the applicable Prospectus Supplement.

By Agents

The Securities may also be sold through agents designated by us.  Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the applicable Prospectus Supplement.  Any such fees or commissions will be paid out of our general corporate funds.  Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser.  In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.  Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market.  Such transactions may be commenced, interrupted or discontinued at any time.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia, and Toronto, Ontario, Canada.

LEGAL MATTERS

The law firm of Stikeman Elliott LLP has acted as the Company’s counsel by providing an opinion on the validity of the securities offered in this Prospectus and applicable Prospectus Supplements and counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters, dealers or agents.  Certain legal matters related to the Securities offered by this Prospectus will be passed upon on the Company’s behalf by Stikeman Elliott LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law

EXPERTS

Information relating to the Company’s mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Eric Chapman of Snowden Mining Industry Consultants Inc., Thom Seal of Differential Engineering Inc., William J. Crowl, Donald E. Hulse and Terre A. Lane of Gustavson Associates, LLC and Eric LeLacheur, an employee of the Company, and Don Harris, a former employee of the Company, and this information has been included in reliance on such companies and persons’ expertise.

None of Snowden Mining Industry Consultants Inc., Eric Chapman, Differential Engineering Inc., Thom Seal,  William J. Crowl, Donald E. Hulse, Terre A. Lane, Gustavson Associates, LLC, Eric LeLacheur and Don Harris, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions relating to the Company’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company.  As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of the Company’s outstanding Common Shares.

Our consolidated financial statements as at December 31, 2009 and 2008, and for each of the years in the three year period ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement.  Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.  You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.   You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

PROSPECTUS SUPPLEMENT

Haywood Securities (USA) Inc.

May 24, 2011